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                    January 4, 2022

       Nicholas DeVito
       Chief Executive Officer
       Point of Care Nano-Technology, Inc.
       109 Ambersweet Way
       Davenport, FL 33897

                                                        Re: Point of Care
Nano-Technology, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed October 15,
2021
                                                            File No. 000-56356

       Dear Mr. DeVito:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Paul Levites, Esq.